Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics

Effective December 1, 2010 and Amended March 31, 2013

Overview

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by Orinda.

Code of Ethics

1.           Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in us by our clients, including individual accounts as well as registered investment companies and their shareholders and unregistered pooled investment vehicles and their interest holders (collectively, “Clients”), is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Orinda must not:

•	employ any device, scheme or artifice to defraud a Client;

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•
make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1  However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the Chief Compliance Officer (CCO).

2.           Definitions

As used in the Code, the following terms have the following meanings:

A.
Access Persons include: (1) any director, trustee, officer or general partner of the Adviser; (2) any employee of the Adviser (or of any company in a control relationship to the Adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of the Adviser who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of securities by the Clients; and (5) any other person who the CCO determines to be an Access Person.2  For purposes of this Code, Orinda has determined that all Officers of Orinda are Access Persons and all FINRA registered employees of Orinda are Access Persons.

1
Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7, the Trust’s policies and procedures adopted pursuant to Company Act Rule 38a-1 and/or any written supervisory procedures adopted by the Distributor, as they may exist from time to time.  Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.

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B.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.
Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

2      The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons.  See Appendix B.

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G.
Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by Orinda or any private collective investment vehicle or unregistered hedge fund advised by Orinda are included within the term Limited Offering.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.
Reportable Fund means: (1) any registered investment company advised by Adviser; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Orinda entity. Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

J.
Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (including ETFs) other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security which provides a narrower exemption than the term “Covered Security”,3 is used for compliance with both Rule 204A-1 and Rule 17j-1.

K.
Security Held means any Reportable Security which is held by a Client. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

L.
Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3
Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

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3.           Substantive Restrictions

A.	Trading Restrictions. No Access Person shall sell a Reportable Security within fifteen (15) days of the purchase of such Reportable Security without Pre-Clearance of such activity.

B.
IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee in the form attached as Exhibit A, as described in Section 4, below. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.
Restricted List. Orinda may at certain times include Reportable Securities on a “Restricted List” of which Access Persons may not purchase or sell the securities of any issuer whose securities are included on such “Restricted List.”

D.
Transactions in Mutual Funds. When making purchases or sales of open- end funds, including Reportable Funds, Access Persons are reminded that “market timing” the Reportable Funds violates our policies and that “front- running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties. Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 4.D., below.

F.
Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

POLICY AND PROCEDURES Code of Ethics	2-5	Rev. 03/31/13

G.
Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

H.
Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Orinda or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision. This restriction shall not apply to any trustee who is not an “interested person” of the Trust within the meaning of Company Act Section 2(a)(19) (“Independent Trustees”).

I.
Forfeitures. Any profits derived from securities transactions in violation of paragraphs 3.A, 3.B, 3.C, or 3.D, above, shall be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Trustees, as applicable. Gifts accepted in violation of paragraph E shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

J.
Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

K.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

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L.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their broker to provide timely duplicate account statements and confirms to the CCO.

4.           Pre-clearance and Reporting Procedures

A.
Pre-clearance of IPOs and Limited Offerings. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in IPOs and Limited Offerings. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Orinda. Once pre- approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

B.
Pre-clearance of a Sale of a Reportable Security with a Holding Period of less than 15 Days. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in which the disposition of the Covered Security is less than the 15 day holding period. Any such approval will take into account the circumstances around the necessity for the disposition of such Covered Security within the 15 day holding period. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

C.
Pre-clearance Exceptions. Pre-clearance requirements do not apply to purchases or sales in any account over which the Access Person has no direct or indirect influence or control or purchases or sales which are non-volitional on the part of the Access Person. Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies to a given transaction.

POLICY AND PROCEDURES Code of Ethics	2-7	Rev. 03/31/13

D.          Required Reports.

(1)
Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B-1 and B-2: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a) the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c) the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)
Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C.

Transactions reports must contain the following information:

(a) the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate andmaturity date, number of shares, and principal amount of each

POLICY AND PROCEDURES Code of Ethics	2-8	Rev. 03/31/13

Reportable Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

E.           Exceptions to Reporting Requirements. The reporting requirements of Section 4.D. apply to all transactions in Reportable Securities other than:

(1) transactions with respect to securities held in accounts over which theAccess Person had no direct or indirect influence or control; and

(2) transactions effected pursuant to an Automatic Investment Plan orDRIP.

F.
Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (i) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (ii) copies of periodic statements with respect to the account.

G.
Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transaction, Orinda’s President will perform such actions as are required of the CCO by this Code.

POLICY AND PROCEDURES Code of Ethics	2-9	Rev. 03/31/13

5.           Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit D. Annual certifications are due within thirty (30) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

6.           Review of Required Code Reports

A. Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.
Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Adviser’s President and/or the Trust’s Board of Trustees (“Board”), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or the Board.

C. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.
Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the code violation, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the President or, if violations relate to the Trust, the Board.

7.           Reports to the Board

No less frequently than annually, the CCO shall submit to the Board a written report (1) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it. The Board shall review the Code and the operation of these policies no less frequently than annually.

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The Board shall consider reports made to it pursuant to Section 6.B and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.I., should be imposed for the material violations reported. Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator. The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.I to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

8.           Recordkeeping and Review

This Code, any written prior approvals pursuant to Section 4.A and 4.B of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Trust’s and/or Adviser’s records, as appropriate for the periods and in the manner required by Rules 17j-1 and 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 5. Material amendments to the Code may be made at any time.

POLICY AND PROCEDURES Code of Ethics	2-11	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics - Appendix A
Reportable Mutual Funds

Effective December 1, 2010 and Amended July 1, 2013

Reportable Mutual Funds

The Orinda Funds, consisting of:

•      Orinda SkyView Multi-Manager Hedged Equity Fund
•      Orinda SkyView Macro Opportunities Fund
•      Orinda Income Opportunities Fund

The Private Funds to which Orinda served as the Investment Adviser, consisting of:
•      Condor Partners, LP
•      Kensington Realty Income Fund, LP
•      Preferred Yield Plus, LP

POLICY AND PROCEDURES Code of Ethics	2-12	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics - Appendix B
Access Persons and Supervised Persons

Effective December 1, 2010 and Amended July 1, 2013

The following Officers of Orinda are considered to be Access Persons/Supervised Persons:

NAME	TITLE
Craig M. Kirkpatrick	President
Cynthia M. Yee	Chief Compliance Officer, Chief Financial Officer and Executive Vice President
Paul Gray	Chief Investment Officer
Brian J. Pawlowicz	Executive Vice President

The following Officers of Orinda are considered to be Access Persons/Supervised Persons:

NAME	TITLE
Eugene H. Huang	Assistant Vice President – Capital Markets
Anne Peterson	Assistant Vice President – Capital Markets

** To the extent that any Orinda policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

POLICY AND PROCEDURES Code of Ethics	2-13	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics – Exhibit A
Personal Trading / IPO / Limited Offering Request and Authorization Form

Access Person Name: __________________________________________________________________________________________________________________________________________

Person On Whose Behalf Trade is Being Done (if different): ______________________________________________________________________________________________________________

Broker: ______________________________________________________________________	Brokerage Acct #: _______________________________________________________________

Security: ______________________________________________________________________	Ticker Symbol or CUSIP: _________________________________________________________
Company Name, Type of Security

Number of Shares or Units: ________________________________________________________	Price per Share or Unit: ___________________________________________________________

Approximate Total Price: __________________________________________________________	Buy or Sell: ____________________________________________________________________

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Orinda’s Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files. *

a.m. p.m.
CCO	Date	Time

*
All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.  If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

POLICY AND PROCEDURES Code of Ethics	2-14	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics – Exhibit B
Initial Holdings Report

This Form Must Be Completed By Each Access Person Within 10 Days Of Becoming An Access Person.

I certify that the following securities are all of the securities in which I hold direct or indirect beneficial ownership** as of (45 days prior to DOH).

In lieu of an individual listing of securities, copies of statements from all brokerage accounts in which I hold direct or indirect beneficial ownership are attached.

The attached statements (1) exclude personal securities holdings with respect to which I had no direct or indirect influence or control, (2) exclude personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

**Direct or Indirect Beneficial Ownership: Extends to the ownership of and transactions in securities either by the employee for his/her own account, or for the account of a member of his/her family, or for any account in which such employee or member of his/her family may have an interest, including IRAs, partnerships, trusts, etc. Consult Cynthia Yee for clarification as necessary.

Please remember that every employee is required to promptly notify Cynthia Yee of new brokerage accounts that are opened throughout the year.

**********

I  am  aware  that  Orinda  Asset  Management  LLC  requires  a  duplicate  copy  of  all confirmations and monthly statements for the above-mentioned accounts.

Employee Signature	Date

Print Name

POLICY AND PROCEDURES Code of Ethics	2-15	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics – Exhibit B
Initial Holdings Report

This form must be completed by each access person by January 30 of each calendar year.

I certify that the following listed securities are all of the securities in which I hold direct or indirect beneficial ownership** through December 31, .

In lieu of an individual listing of securities, copies of statements for all brokerage accounts in which I hold direct or indirect beneficial ownership are attached covering calendar year.

The attached statements (1) exclude personal securities holdings with respect to which I had no direct or indirect influence or control, (2) exclude personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

**Direct or Indirect Beneficial Ownership: Extends to the ownership of and transactions in securities either by the employee for his/her own account, or for the account of a member of his/her family, or for any account in which such employee or member of his/her family may have an interest, including IRAs, partnerships, trusts, etc. Consult Cynthia Yee for clarification as necessary.

Please remember that every employee is required to promptly notify Cynthia Yee of new brokerage accounts that are opened throughout the year.

**********

I am aware that Orinda Asset Management LLC requires a duplicate copy of all confirmations and monthly statements for the above-mentioned accounts.

Employee Signature	Date

Print Name

POLICY AND PROCEDURES Code of Ethics	2-16	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics – Exhibit C
Quarterly Certification of Open Brokerage Accounts & Quarterly Transactions

This form must be completed by each Access Person within 30 days following the end of each calendar quarter.

I certify that the following listed brokerage accounts are all of the accounts in which I hold direct or indirect beneficial ownership** as of the close of  .  In lieu of an individual listing of securities transactions, copies of statements from all brokerage accounts in which I hold direct or indirect beneficial ownership are attached for this calendar quarter.

1.

2.

3.

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

☐
During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

☐
During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

NAME OF BROKER, DEALER OR BANK	DATE ACCOUNT ESTABLISHED

** Direct or Indirect Beneficial Ownership:  Extends to the ownership of and transactions in securities either by the employee for his/her own account, or for the account of a member of his/her family, or for any account in which such employee or member of his/her family may have an interest, including IRAs, partnerships, trusts, etc. Consult Cynthia Yee for clarification as necessary.

Please remember that every employee is required to promptly notify Cynthia Yee of new brokerage accounts that are opened throughout the year.

I am aware that Orinda Asset Management LLC requires a duplicate copy of all confirmations and monthly statements for the above-mentioned accounts.

Employee Signature	Date

Print Name

POLICY AND PROCEDURES Code of Ethics	2-17	Rev. 03/31/13

Orinda Asset Management LLC

POLICY AND PROCEDURES

Code of Ethics – Exhibit D
Certification of Receipt and Compliance

This form must be completed by each Access Person
within 10 days of becoming an Access Person;
within 30 days after the end of each calendar year thereafter; and
upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Orinda’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Signature: ____________________________________________________________________

Name: _______________________________________________________________________
(Please print or type clearly)

Date: _______________________________________________________________________

POLICY AND PROCEDURES Code of Ethics	2-18	Rev. 03/31/13